EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 29, 2013, with respect to the financial statements of Missouri Gas Energy as of December 31, 2012 and 2011, and for the period from March 26, 2012 to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2011 and 2010, included in this Current Report of The Laclede Group, Inc. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of The Laclede Group, Inc. on Forms S-3 (File No. 333-175903 and File No. 333-171931) and on Forms S-8 (File No. 333-131830, File No. 333-90254, File No. 333-90252, and File No. 333-90248).

/s/ GRANT THORNTON LLP

Houston, Texas
May 20, 2013